Exhibit (i)


                               SEWARD & KISSEL LLP
                             ONE BATTERY PARK PLAZA
                               NEW YORK, NY 10004

                            Telephone: (212) 574-1200
                            Facsimile: (212) 480-8421
                                 www.sewkis.com


                                                               August 30, 2007

AllianceBernstein Fixed-Income Shares, Inc.
(formerly AllianceBernstein Institutional Reserves, Inc.)
1345 Avenue of the Americas
New York, New York 10105

Dear Ladies and Gentlemen:

     We have acted as counsel for the AllianceBernstein Fixed-Income Shares, Inc., a Maryland corporation (the "Company"), in connection with the registration of an indefinite number of shares of the Company's common stock (Shares) of the Prime STIF Portfolio and Government STIF Portfolio (the "Portfolios), par value per share as set forth in the Company's Charter.

     As counsel for the Company we have participated in the preparation of the Post-Effective Amendment to the Company's Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission (the "Commission") (as so amended, the "Registration Statement") in which this letter is included as exhibit (i). We have examined the Charter and By-Laws of the Company and have examined and have relied upon such corporate records of the Company and such other documents as we have deemed to be necessary to render the opinion expressed herein.

     Based on such examination, we are of the opinion that the Shares to be offered for sale pursuant to the Registration Statement are, to the extent of the number of Shares of the Portfolios authorized to be issued by the Company in its Charter, duly authorized and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly issued and will be fully paid and nonassessable shares under the laws of the State of Maryland.

     We do not express an opinion with respect to any laws other than the laws of Maryland applicable to the due authorization, valid issuance and nonassessability of shares of common stock of corporations formed pursuant to the provisions of the Maryland General Corporation Law. Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or "blue sky" laws of Maryland or any other jurisdiction. Members of this firm are admitted to the bar in the State of New York and the District of Columbia.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm in the Statement of Additional Information (Part B) included therein. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                                          Very truly yours,


                                                          SEWARD & KISSEL LLP
SK 00250 0157 804734